UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Genuine Parts Company

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GENUINE PARTS COMPANY
2999 Circle 75 Parkway
Atlanta, Georgia 30339

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

April 19, 2010

TO THE SHAREHOLDERS OF GENUINE PARTS COMPANY:

The 2010 Annual Meeting of Shareholders of Genuine Parts Company, a Georgia corporation, will be held at the Company’s headquarters, 2999 Circle 75 Parkway, Atlanta, Georgia, on Monday, the 19th day of April 2010, at 10:00 a.m., for the following purposes:

(1) To elect as directors the eleven nominees named in the attached proxy statement;

(2) To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010;

(3) To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

Information relevant to these matters is set forth in the attached proxy statement. Only holders of record of Common Stock at the close of business on February 11, 2010 will be entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 19, 2010.

The Proxy Statement and the 2009 Annual Report to Shareholders are available at
http://www.proxydocs.com/gpc

By Order of the Board of Directors,

CAROL B. YANCEY
Senior Vice President — Finance and
Corporate Secretary

Atlanta, Georgia
February 26, 2010

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE, OR YOU CAN VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

GENUINE PARTS COMPANY
2999 Circle 75 Parkway
Atlanta, Georgia 30339

PROXY STATEMENT

ANNUAL MEETING — APRIL 19, 2010

This proxy statement is being furnished to the shareholders of Genuine Parts Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s 2010 Annual Meeting of Shareholders to be held on Monday, April 19, 2010, at 10:00 a.m. local time and at any reconvened meeting following any adjournment thereof. The Annual Meeting will be held at the Company’s headquarters, 2999 Circle 75 Parkway, Atlanta, Georgia.

This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about February 26, 2010. The Company’s 2009 annual report to the shareholders, including consolidated financial statements for the year ended December 31, 2009, is enclosed.

VOTING

Shareholders of record can simplify their voting and reduce the Company’s costs by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker (the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker in “street name”); therefore, it is recommended that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity.

All proxies properly voted by telephone or the Internet and all properly executed written proxy cards that are delivered to the Company (and not later revoked) will be voted in accordance with instructions given in the proxy. When voting for director nominees, you may (1) vote FOR all nominees listed in this proxy statement, (2) WITHHOLD AUTHORITY to vote for all nominees, or (3) WITHHOLD AUTHORITY to vote for one or more nominees but vote FOR the other nominees. To ratify the selection of independent auditors, you may vote FOR or AGAINST the proposal or you may ABSTAIN from voting.

If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted FOR all nominees to the Board of Directors listed in this proxy statement and FOR the ratification of the selection of independent auditors for the fiscal year ending December 31, 2010. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this proxy statement and the accompanying Notice of 2010 Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented thereby in their discretion.

If you hold your shares in street name and you do not instruct your bank or brokerage firm how to vote your shares at least ten days before the date of the Annual Meeting, your bank or brokerage firm cannot vote your shares without instructions on “Proposal 1 — Election of Directors,” which will have the same effect as a withhold vote. However, your bank or brokerage firm may vote your shares in its discretion on “Proposal 2 — Ratification of Selection of Independent Auditors.”

A shareholder of record who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting. Such revocation may be by delivery of written notice to the Corporate Secretary of the Company at the Company’s address shown above, by delivery of a proxy bearing a later date, or by voting in person at the Annual Meeting. Street name holders may revoke their proxies prior to the Annual Meeting by following the procedures specified by their bank or brokerage firm.

Only holders of record of the Company’s Common Stock at the close of business on the record date for the Annual Meeting, which is February 11, 2010, are entitled to vote at the Annual Meeting. Persons who hold shares of Common Stock in street name as of the record date may vote at the Annual Meeting only if they hold a valid proxy from their bank or brokerage firm. At the close of business on February 11, 2010, the Company had outstanding and entitled to vote at the Annual Meeting 158,703,873 shares of Common Stock.

On each proposal presented for a vote at the Annual Meeting, each shareholder is entitled to one vote per share of Common Stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. Shares represented at the Annual Meeting that are abstained or withheld from voting will be considered present for purposes of determining a quorum at the Annual Meeting. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.

The vote required for the election of directors and the ratification of the selection of independent auditors is a majority of the shares of Common Stock outstanding and entitled to vote which are represented at the Annual Meeting. Because votes withheld and abstentions will be considered as present and entitled to vote at the Annual Meeting but will not be voted, they will have the same effect as votes “against” both proposals.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of eleven directorships. The Board of Directors, based on the recommendation of its Compensation, Nominating and Governance Committee, has nominated the eleven directors named below to serve until the 2011 Annual Meeting and the election and qualification of their successors.

In the event that any nominee is unable to serve (which is not anticipated), the Board of Directors may:

•	designate a substitute nominee, in which case the persons designated as proxies will cast votes for the election of such substitute nominee;

•	allow the vacancy to remain open until a suitable candidate is located and nominated; or

•	adopt a resolution to decrease the authorized number of directorships.

If any incumbent director nominee in an uncontested election should fail to receive the required affirmative vote of the holders of a majority of the shares present or represented at the Annual Meeting, under Georgia law, the director remains in office as a “holdover” director until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office or death. In the event of a holdover director, the Board of Directors in its discretion may request the director to resign from the Board. If the director resigns, the Board of Directors may:

•	immediately fill the resulting vacancy;

•	allow the vacancy to remain open until a suitable candidate is located and appointed; or

•	adopt a resolution to decrease the authorized number of directorships.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES. ALL VALID PROXIES RECEIVED WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

Set forth below is certain information about each of the eleven nominees for director. For additional information about the nominees, including the experience, qualifications, attributes and skills that our Board believes makes them well qualified to serve as directors, as well as information about our director independence requirements, our director nominating process, our board leadership structure and other corporate governance matters, see “Corporate Governance” below.

NOMINEES FOR DIRECTOR

Director
Name, Principal Occupation, Certain Other Current and Past Directorships and Age	Since

Dr. Mary B. Bullock is President Emerita of Agnes Scott College in Atlanta, Georgia and visiting part-time professor at Emory University. Dr. Bullock retired in August 2006 as President of Agnes Scott College, a position she held since 1995. Dr. Bullock is 65.	2002
Jean Douville is the Chairman of the Board of Directors of our wholly-owned subsidiary, UAP Inc., having been a director since 1981 and Chairman since 1992. He served as President of UAP Inc. from 1981 through 2000 and as Chief Executive Officer from 1982 through 2000. UAP Inc. is a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. Mr. Douville is Chairman of the Board of Banque Nationale du Canada and a director of Richelieu Hardware Ltd. Mr. Douville is 66.	1992
Thomas C. Gallagher has been President of the Company since 1990, Chief Executive Officer since August 2004 and Chairman of the Board since February 2005. Mr. Gallagher served as Chief Operating Officer of the Company from 1990 until August 2004. Mr. Gallagher previously served as a director of Oxford Industries, Inc. and STI Classic Funds. Mr. Gallagher is 62.	1990
George C. “Jack” Guynn retired in October 2006 as President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. Mr. Guynn is a director of Oxford Industries, Inc. and Acuity Brands. Mr. Guynn is 67.	2006
John D. Johns is Chairman, President and Chief Executive Officer of Protective Life Corporation in Birmingham, Alabama and serves as a director of Protective Life and Annuity Insurance Company and Protective Life Insurance Company, two of Protective Life Corporation’s subsidiaries. Mr. Johns has served as President and Chief Executive Officer of Protective Life Corporation since January 2002 and became Chairman in January 2003. He served as President and Chief Operating Officer of Protective Life from August 1996 through December 2001, and from October 1993 through August 1996 he served as Executive Vice President and Chief Financial Officer. Mr. Johns previously served as a director of Alabama National BanCorporation and John H. Harland Company. Mr. Johns is 58.
2002
Michael M.E. Johns, M.D. is Chancellor, Emory University, a position he has held since October 2007. From June 1996 to October 2007, Dr. Johns served as Executive Vice President for Health Affairs, Emory University; Chief Executive Officer of the Robert W. Woodruff Health Sciences Center; and Chairman of Emory Healthcare, Emory University. From 1990 to June 1996, Dr. Johns served as Dean of the School of Medicine, Johns Hopkins University. Dr. Johns is also a director of Johnson & Johnson and AMN Healthcare. Dr. Johns is 68.	2000
J. Hicks Lanier has served as Chief Executive Officer and Chairman of the Board of Oxford Industries, Inc. since 1981 and as a director of Oxford Industries, Inc. since 1969. Mr. Lanier served as President of Oxford Industries, Inc. from 1977 to 2003. Oxford Industries, Inc. is an apparel manufacturer headquartered in Atlanta, Georgia. Mr. Lanier is also a director of Crawford & Company and SunTrust Banks, Inc. Mr. Lanier will be retiring as director from Crawford & Company at the May 4, 2010 Annual Meeting. Mr. Lanier is 69.	1995
Wendy B. Needham was Managing Director, Global Automotive Research for Credit Suisse First Boston from August 2000 to June 2003, and a Principal, Automotive Research, for Donaldson, Lufkin and Jenrette from 1994 to 2000. Ms. Needham previously served as a Director of Asahi Tec and Metaldyne Corporation. Ms. Needham is 57.	2003
Jerry W. Nix has been the Vice Chairman of the Board of Directors since November 2005. He is Executive Vice President Finance and Chief Financial Officer of the Company, a position he has held since 2000. Previously, Mr. Nix held the position of Senior Vice President Finance from 1990 until February 2000. Mr. Nix is 64.	2005
Larry L. Prince is Chairman of the Executive Committee of the Board of Directors of the Company. Mr. Prince served as Chairman of the Board of the Company from 1990 through February 2005 and as Chief Executive Officer from 1989 through August 2004. He is also a director of SunTrust Banks, Inc., Rollins, Inc. and two of its related companies, RPC, Inc. and Marine Products Corporation. Mr. Prince previously served as a director of Crawford & Company, Equifax Inc. and John H. Harland Company. Mr. Prince is 71.	1978

Director
Name, Principal Occupation, Certain Other Current and Past Directorships and Age	Since

Gary W. Rollins has served as President and Chief Operating Officer since 1984 and Chief Executive Officer since 2001 of Rollins, Inc., a national provider of consumer services headquartered in Atlanta, Georgia. Mr. Rollins is a director of Rollins, Inc. and two of its related companies, RPC, Inc. and Marine Products Corporation. Mr. Rollins is 65.	2005

CORPORATE GOVERNANCE

Independent Directors

The Company’s Common Stock is listed on the New York Stock Exchange. The NYSE requires that a majority of the directors, and all of the members of certain committees of the board of directors be “independent directors,” as defined in the NYSE corporate governance standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that seven of the Company’s eleven current directors have no other direct or indirect relationships with the Company and therefore are independent directors on the basis of the NYSE corporate governance standards and an analysis of all facts specific to each director. The independent directors are Mary B. Bullock, George C. “Jack” Guynn, John D. Johns, Michael M. E. Johns, M.D., J. Hicks Lanier, Wendy B. Needham and Gary W. Rollins.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines, as well as the charters of the Compensation, Nominating and Governance Committee and the Audit Committee, are available on the Company’s website at www.genpt.com.

Non-Management Director Meetings and Presiding Independent Director

Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet separately from the other directors in regularly scheduled executive sessions at least annually and at such other times as may be scheduled by the Chairman of the Board or by the presiding independent director or as may be requested by any non-management director.

The independent directors serving on the Company’s Board of Directors have appointed J. Hicks Lanier to serve as the Board’s presiding independent director. As the presiding independent director, Mr. Lanier presides at all meetings of non-management and independent directors and serves as a liaison between the Chief Executive Officer and the non-management and independent directors. During 2009, the independent directors held four meetings without management. Mr. Lanier presided over all of these meetings.

Board Leadership Structure

As is common practice among public companies in the United States, the Board has appointed the Company’s Chief Executive Officer to serve as Chairman of the Board. In his position as CEO, Mr. Gallagher has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman of the Board, he sets the strategic priorities for the Board (with input from the presiding independent director), presides over its meetings and communicates its strategic findings and guidance to management. The Board believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying the Company’s strategy behind a single vision. In addition, we have found that our CEO is the most knowledgeable member of the Board regarding risks the Company may be facing and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks.

As noted earlier, the independent directors have appointed a presiding independent director, which provides balance to the Board’s structure. With a supermajority of independent directors, an Audit Committee and a Compensation, Nominating and Governance Committee each comprised entirely of independent directors, and a presiding independent director to oversee all meetings of the non-management directors, the Company’s Board of Directors is comfortable that its existing leadership structure provides for an appropriate balance that best serves the Company and its shareholders. The Board of Directors periodically reviews its leadership structure to ensure that it remains the optimal structure for our Company and our shareholders.

Director Nominating Process

Shareholders may recommend a director nominee by writing to the Corporate Secretary specifying the nominee’s name and the other required information set forth in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.genpt.com. All recommendations should include the written consent of the nominee to be nominated for election to the Company’s Board of Directors. To be considered, recommendations must be received by the Company at least 120 calendar days prior to the date of the Company’s proxy statement for the prior year’s Annual Meeting of Shareholders and include all required information to be considered. In the case of the 2011 Annual Meeting of Shareholders, this deadline is October 29, 2010. All recommendations will be brought to the attention of the Compensation, Nominating and Governance Committee.

The Company’s Board of Directors has established the following process for the identification and selection of candidates for director. The Compensation, Nominating and Governance Committee, in consultation with the Chairman of the Board, annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board to determine whether the Board would better be enhanced by the addition of one or more directors. This review includes, among other relevant factors in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills. The Compensation, Nominating and Governance Committee, when considering diversity, gives strong consideration to a wide range of diversity factors as a matter of practice.

If the Compensation, Nominating and Governance Committee determines that adding a new director is advisable, the Committee initiates a search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. The Compensation, Nominating and Governance Committee considers all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates is presented to the Compensation, Nominating and Governance Committee, and the Committee evaluates the candidates based on the needs of the Board at that time. Potential candidates are evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Compensation, Nominating and Governance Committee, another director, Company management, a search firm or another third party. The Compensation, Nominating and Governance Committee then submits any recommended candidate(s) to the full Board of Directors for approval and recommendation to the shareholders.

The Company’s Board of Directors is comprised of individuals with diverse experience at policy-making levels in a variety of businesses, as well as in education and non-profit organizations in areas that are relevant to the Company’s activities. Each director was nominated on the basis of the unique experience, qualifications, attributes and skills that he or she brings to the Board, as well as how those factors blend with those of the others on the Board as a whole. On an individual basis:

•	Dr. Bullock brings to the Board her extensive experience with work force issues and strategic planning gained during her tenure as president of an independent national liberal arts college for women.

•	Mr. Douville brings both management and industry experience as a former CEO and current Chairman of UAP/NAPA Canada, our Canadian subsidiary. In addition, as the chairman of a major Canadian bank, he is able to share his insights into international and other macro-economic trends.

•	Mr. Gallagher has 39 years of operating experience with the Company and brings insight into all aspects of our business due to both his current role and his history with the Company. Mr. Gallagher’s leadership, together with the skills and knowledge of the industry and the Company gained in his tenure here, has been instrumental in the growth and success of the Company.

•	Mr. Guynn’s prior role as President and CEO of the Federal Reserve Bank of Atlanta provides the Board with information and insight into areas of government relations and regulatory issues. In addition, Mr. Guynn’s financial and accounting experience with the Federal Reserve, as well as his experience as a member of the audit committees of other public company boards, is a great asset to the Audit Committee.

•	Mr. Johns brings experience in running every aspect of a public company, including his current position as the Chairman, CEO and President of a public company and previous experience as a COO, CFO and General Counsel of NYSE-listed public companies. Mr. Johns also has experience as a director of other public company boards.

•	Dr. Johns has served in numerous senior leadership positions at some of the nation’s most prestigious academic institutions, hospitals and health care systems. His involvement in strategic planning and management at these diverse organizations adds a unique perspective to the Board. Dr. Johns also brings experience as a director of other public company boards.

•	Mr. Lanier has served as CEO of an NYSE-listed public company since 1981 and has served on the boards of six publicly traded companies over the last 30 years. Mr. Lanier’s long and varied business career, including service as Chairman and CEO of a large, publicly-traded company, well qualify him to serve on the Company’s Board.

•	Ms. Needham offers extensive knowledge and understanding of the U.S. and international auto industries as a former managing director of global automotive research at a world-wide financial services company. Throughout her career she has analyzed the financial performance and strategies of public companies in the global auto industry and brings this experience to bear as the Chair of the Company’s Audit Committee.

•	Mr. Nix has served in key financial positions within the Company over the past 20 years and as the Company’s CFO for the last ten years, providing him with extensive knowledge of the Company’s business and financial position. He also oversees the Company’s legal, human resources, logistics, construction, real estate and technology functions. With this knowledge and experience, Mr. Nix provides the Board with essential information that enables a better understanding of the business and financial risks facing the Company.

•	Mr. Prince’s experience as the former Chairman and CEO of the Company and his over 40 years of experience with the Company offers the Board extensive knowledge of the Company and its history. Mr. Prince’s extensive management and executive experience well qualify him to serve on our board.

•	Mr. Rollins offers experience as the CEO of a publicly traded NYSE-listed company, as well as specific expertise in the service industry. Mr. Rollins also brings extensive experience as a director of other NYSE-listed companies.

Communications with the Board

The Company’s Corporate Governance Guidelines provide for a process by which shareholders or other interested parties may communicate with the Board, a Board committee, the presiding independent director, the non-management directors as a group, or individual directors. Shareholders or other interested parties who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Corporate Secretary, Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339. This information is also available on the Company’s website at www.genpt.com. All communications will be compiled by the Secretary of the Company and forwarded to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication shall be forwarded to all members of the Board of Directors.

Annual Performance Evaluations

The Company’s Corporate Governance Guidelines provide that the Board of Directors shall conduct an annual evaluation to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee and the Compensation, Nominating and Governance Committee are also required to each conduct an annual self-evaluation. The Compensation, Nominating and Governance Committee is responsible for overseeing this self-evaluation process. The Board, Audit Committee and Compensation, Nominating and Governance Committee each conducted an annual self-evaluation process during 2009.

Board Oversight of Risk

The Company’s Board of Directors recognizes that, although risk management is primarily the responsibility of the Company’s management team, the Board plays a critical role in the oversight of risk. The Board believes that an important part of its responsibilities is to assess the major risks the Company faces and review the Company’s options for monitoring and controlling these risks. The Board assumes responsibility for the Company’s overall risk assessment. The Audit Committee has specific responsibility for oversight of risks associated with financial accounting and audits, as well as internal control over financial reporting. This includes the Company’s risk assessment and management policies, the Company’s major financial risk exposure and the steps taken by management to monitor and mitigate such exposure. The Compensation, Nominating and Governance Committee oversees the risks relating to the Company’s compensation policies and practices as well as management development and leadership succession in the Company’s various business units. The Board as a whole examines specific business risks in its regular reviews of the individual business units and also on a company-wide basis as part of its regular strategic reviews.

In addition to periodic reports from the two committees about risks, the Board receives presentations throughout the year from various business units that include discussion of significant risks specific to their business unit as necessary. Periodically, at Board meetings, management discusses matters of particular importance or concern, including any significant areas of risk requiring Board attention.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct and Ethics for Employees, Contract and/or Temporary Workers, Officers and Directors and a Code of Conduct and Ethics for Senior Financial Officers, both of which are available on the Company’s website at www.genpt.com. These Codes of Conduct and Ethics comply with NYSE and Securities and Exchange Commission (the “SEC”) requirements, including procedures for the confidential, anonymous submission by employees or others of any complaints or concerns about the Company or its accounting, internal accounting controls or auditing matters. The Company will post any amendments to or waivers from the Code of Conduct and Ethics (to the extent applicable to the Company’s executive officers and directors) on its website.

Board Attendance

The Company’s Corporate Governance Guidelines provide that all directors are expected to attend all meetings of the Board and committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2009, the Board of Directors held five meetings. All of the directors attended all of the Board of Directors meetings and meetings of committees of the Board on which they served. All of the Company’s directors were in attendance at the Company’s 2009 Annual Meeting.

Board Committees

The Board presently has three standing committees. Information regarding the functions of the Board’s committees, their present membership and the number of meetings held by each committee during 2009 is set forth below:

Executive Committee.  The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are Larry L. Prince (Chair), Thomas C. Gallagher, J. Hicks Lanier and Gary W. Rollins. During 2009, this committee held five meetings.

Audit Committee.  The Audit Committee’s main role is to assist the Board of Directors with oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. As part of its duties, the Audit Committee assists in the oversight of (a) management’s assessment of, and reporting on, the effectiveness of internal control over financial reporting, (b) the independent auditor’s integrated audit, which includes expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, (c) the independent auditor’s audit of the Company’s internal control over financial reporting which includes expressing an opinion on the effectiveness of the Company’s internal control over financial reporting and (d) the Company’s risk assessment and risk management. The Audit Committee oversees the Company’s accounting and financial reporting process and has the authority and responsibility for the appointment, retention and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The Audit Committee annually reviews and approves the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company’s procedures for internal auditing and monitors the design and maintenance of the Company’s internal accounting controls. The Audit Committee Report appears later in this proxy statement. A current copy of the written charter of the Audit Committee is available on the Company’s website at www.genpt.com.

The current members of the Audit Committee are Wendy B. Needham (Chair), Mary B. Bullock, George C. Guynn and Michael M.E. Johns. All members of the Audit Committee are independent of the Company and management, as required by section 303A.06 of the New York Stock Exchange listing standards and SEC Rule 10A-3. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the NYSE corporate governance listing standards. During 2009, the Audit Committee held five meetings.

The Board of Directors has determined that Mr. Guynn and Ms. Needham meet the requirements adopted by the SEC for qualification as an “audit committee financial expert.” Mr. Guynn retired in 2006 as President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. In such capacity, Mr. Guynn has experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions and other relevant experience. Ms. Needham was formerly Managing Director, Global Automotive Research for Credit Suisse First Boston from August 2000 to June 2003. Prior to that, Ms. Needham was a Principal, Automotive Research for Donaldson, Lufkin & Jenrette for six years. In both of these positions, Ms. Needham actively reviewed financial statements and prepared various financial analyses and evaluations of such financial statements and related business operations.

Compensation, Nominating and Governance Committee.  The Compensation, Nominating and Governance Committee is responsible for (a) determining and evaluating the compensation of the Chief Executive Officer and other executive officers and key employees and approving and monitoring our executive compensation plans, policies, and programs, (b) identifying and evaluating potential nominees for election to the Board and recommending candidates for consideration by the Board and shareholders, (c) developing and recommending to the Board a set of Corporate Governance Guidelines, as well as periodically reevaluating those Corporate Governance Guidelines, and (d) overseeing the evaluation of the Board of Directors and management. The Committee also periodically reviews and evaluates the risk involved in the Company’s compensation policies and practices and the relationship of such policies and practices to the Company’s overall risk and management of that risk. The Committee has and may exercise the authority of the Board of Directors as specified by the Board and to the extent permitted under the Georgia Business Corporation Code, and the Committee has the authority to delegate its duties and responsibilities to subcommittees as it deems necessary and advisable. A description of the Committee’s policy regarding director candidates nominated by shareholders appears in “Director Nominating Process” above.

The Committee independently retains a compensation consultant, Hewitt Associates, to assist the Committee in its deliberations regarding executive compensation. The mandate of the consultant is to serve the Company and work for the Committee in its review of executive compensation practices, including the competitiveness of pay levels, design issues, market trends and technical considerations. Hewitt Associates has assisted the Committee with the development of competitive market data and a related assessment of the Company’s executive compensation levels, design of long-term incentive grants and reporting of executive compensation under the SEC’s proxy disclosure rules. Our Chairman, President and Chief Executive Officer, with input from our Senior Vice President — Human Resources and Hewitt Associates, recommends to the Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior executives. The Committee considers, discusses, modifies as appropriate, and takes action on such proposals.

The Company’s management also retained Hewitt Associates for record-keeping services related to the Company’s employee benefit plans. Neither the Board nor the Compensation, Nominating and Governance Committee was involved in management’s decision to retain Hewitt Associates for these record-keeping services when such services began in April 2005. During 2009, the Company paid Hewitt Associates approximately $170,000 for executive compensation consulting services, and $3.5 million for fees related to benefits plans.

The current members of the Compensation, Nominating and Governance Committee are J. Hicks Lanier (Chair), John D. Johns, Michael M.E. Johns, M.D. and Gary W. Rollins. All members of the Compensation, Nominating and Governance Committee are independent of the Company and management, as required by Sections 303A.04 and 303A.05 of the NYSE listing standards. During 2009, the Compensation, Nominating and Governance Committee held three meetings. A current copy of the written charter of the Compensation, Nominating and Governance Committee is available on the Company’s website at www.genpt.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 11, 2010, as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company.

		Shares
		Beneficially		Percent
Title of Class	Name and Address of Beneficial Owner	Owned		of Class

Common Stock, $1.00 par value	Blackrock, Inc. 40 East 52nd Street New York, NY 10022	9,125,926	(1)	5.7%

(1)	This information is based upon information included in a Schedule 13G filed on January 29, 2010 by Blackrock, Inc. Blackrock, Inc. reports sole voting power with respect to all 9,125,926 shares and sole dispositive power with respect to all 9,125,926 shares. According to the filing, the reported shares are held by Blackrock, Inc. through subsidiaries.

SECURITY OWNERSHIP OF MANAGEMENT

Based on information provided to the Company by the named persons, set forth in the table below is information regarding the beneficial ownership of Common Stock of the Company held by the Company’s directors and nominees for director, the named executive officers (as defined in “Executive Compensation” below) and all directors, nominees for director and executive officers of the Company as a group as of February 11, 2010:

	Shares of		Percentage of
	Common Stock		Common Stock
Name	Beneficially Owned(1)		Outstanding

Mary B. Bullock	14,479	(2)	*
R. Bruce Clayton	3,171,349	(3)	2.0%
Paul D. Donahue	116,736	(4)	*
Jean Douville	4,989	(5)	*
Thomas C. Gallagher	866,036	(6)	*
George C. “Jack” Guynn	4,613	(7)	*
John D. Johns	19,355	(8)	*
Michael M. E. Johns, M.D.	25,523	(9)	*
J. Hicks Lanier	52,215	(10)	*
Wendy B. Needham	9,498	(11)	*
Jerry W. Nix	3,364,197	(12)	2.1%
Larry L. Prince	412,334	(13)	*
Gary W. Rollins	40,365	(14)	*
Larry R. Samuelson	128,515	(15)	*
Robert J. Susor	1,296,929	(16)	*
Directors, Nominees and Executive Officers as a Group (15 persons)	5,333,138	(17)	3.4%

*	Less than 1%.

(1)	Information relating to the beneficial ownership of Common Stock by directors, nominees for director and executive officers is based upon information furnished by each such individual using “beneficial ownership” concepts set forth in rules promulgated by the SEC. Except as indicated in other footnotes to this table, directors, nominees and executive officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director’s, nominee’s or executive officer’s immediate family or trusts or foundations established by them have a beneficial interest and as to which the director, nominee or executive officer disclaims beneficial ownership.

(2)	Includes (i) 7,109 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement and (ii) 6,146 shares of Common Stock equivalents held in Ms. Bullock’s stock account under the Directors’ Deferred Compensation Plan. See “Compensation of Directors.”

(3)	Includes 57,370 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 11, 2010. Also includes 2,016,931 shares held in trust for Company employees under the Company’s Pension Plan for which Mr. Clayton is one of four trustees and 1,088,532 shares held in a benefit fund for Company employees of which Mr. Clayton is one of four trustees. Mr. Clayton disclaims beneficial ownership as to all such shares held in both trusts. Does not include 2,820 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Clayton.

(4)	Includes 111,400 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 11, 2010. Does not include 5,447 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Donahue.

(5)	Includes 2,739 shares of Common Stock equivalents held in Mr. Douville’s stock account under the Directors’ Deferred Compensation Plan.

(6)	Includes (i) 525,500 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 11, 2010, and (ii) 946 shares owned jointly by Mr. Gallagher and his wife. Does not include 20,143 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Gallagher.

(7)	Includes 3,613 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement.

(8)	Includes (i) 7,109 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 8,951 shares of Common Stock equivalents held in Mr. Johns’ stock account under the Directors’ Deferred Compensation Plan, and (iii) 2,053 shares owned by Mr. Johns’ wife, as to which Mr. Johns disclaims beneficial ownership.

(9)	Includes (i) 3,000 shares subject to stock options that are exercisable currently or within 60 days after February 11, 2010, (ii) 7,109 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (iii) 13,213 shares of Common Stock equivalents held in Dr. Johns’ stock account under the Directors’ Deferred Compensation Plan.

(10)	Includes (i) 3,000 shares subject to stock options that are exercisable currently or within 60 days after February 11, 2010, (ii) 7,109 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (iii) 2,400 shares held by a trust for the benefit of Mr. Lanier as to which Mr. Lanier has sole voting power and the ability to veto investment decisions made by the trustee. Also includes 9,900 shares held in four trusts for the benefit of Mr. Lanier’s siblings for which Mr. Lanier has sole voting power and the ability to veto investment decisions made by the trustees, 2,250 shares owned by Oxford Industries Foundation as to which Mr. Lanier has shared voting and investment power, and 24,831 shares held by a charitable foundation for which Mr. Lanier is one of six trustees and thereby has sole voting and shared investment power. Mr. Lanier disclaims beneficial ownership as to the shares held in such trusts and foundations.

(11)	Includes (i) 7,109 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 1,058 shares held jointly by Ms. Needham and her husband.

(12)	Includes 190,350 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 11, 2010. Also includes 2,016,931 shares held in trust for Company employees under the Company’s Pension Plan for which Mr. Nix is one of four trustees and 1,088,532 shares held in a benefit fund for Company employees of which Mr. Nix is one of four trustees. Mr. Nix disclaims beneficial ownership as to all such shares held in both trusts. Does not include 9,348 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Nix.

(13)	Includes (i) 5,335 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by means of retirement, and (ii) 25,000 shares held by Mr. Prince’s wife. Mr. Prince disclaims beneficial ownership as to all such shares held by his wife.

(14)	Includes (i) 5,335 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 500 shares held by Mr. Rollins’ wife, and (iii) 34,030 shares held in a charitable foundation for which Mr. Rollins is a trustee and thereby has shared voting and investment power. Mr. Rollins disclaims beneficial ownership as to all such shares held by his wife and in trust.

(15)	Includes 96,827 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 11, 2010. Does not include 2,514 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Samuelson.

(16)	Includes (i) 161,262 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 11, 2010, and (ii) 688 shares owned jointly by Mr. Susor and his wife. Also includes 1,088,532 shares held in a benefit fund for Company employees of which Mr. Susor is one of four trustees. Mr. Susor disclaims beneficial ownership as to all such shares held in trust. Does not include 7,414 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Susor.

(17)	Includes (i) 1,203,534 shares or rights issuable to certain executive officers and directors upon the exercise of options, stock appreciation rights and restricted stock units that are exercisable currently; (ii) 2,016,931 shares held in trust for Company’s employees under the Company’s Pension Plan; (iii) 1,088,532 shares held in a benefit fund for Company employees; and (iv) 31,048 shares held as Common Stock equivalents in directors’ stock accounts under the Directors’ Deferred Compensation Plan.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we will give an overview and analysis of our executive compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Additional Information Regarding Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2009 to the following individuals, whom we refer to as our named executive officers:

•	Thomas C. Gallagher, Chairman, President and Chief Executive Officer

•	Jerry W. Nix, Vice Chairman and Chief Financial Officer

•	Paul D. Donahue, Executive Vice President and President — U.S. Automotive Parts Group

•	Robert J. Susor, Executive Vice President

•	R. Bruce Clayton, Senior Vice President — Human Resources

•	Larry R. Samuelson, Former President — U.S. Automotive Parts Group

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Compensation Philosophy and Objectives

Our overall goal in compensating executive officers is to attract, retain and motivate key executives of superior ability who are critical to our future success. We believe that both short-term and long-term incentive compensation opportunities provided to executive officers should be directly aligned with our performance, and that compensation should be structured to ensure that a significant portion of executives’ compensation opportunities is directly related to achievement of financial and operational goals and other factors that impact shareholder value.

Our compensation decisions with respect to executive officer salaries, annual incentives, and long-term incentive compensation opportunities are influenced by (a) the executive’s level of responsibility and function within the Company, (b) the overall performance and profitability of the Company, (c) our assessment of the competitive marketplace, including other peer companies and, in 2009, (d) the economic environment. Our philosophy is to focus on total direct compensation opportunities through a mix of base salary, annual cash bonus and long-term incentives, including stock-based awards, although we did not grant any long-term incentive awards during 2009.

We also believe that the best way to directly align the interests of our executives with the interests of our shareholders is to make sure that our executives acquire and retain a significant level of stock ownership throughout their tenure with us. Our compensation program pursues this objective in two ways: through our equity-based long-term incentive awards and our stock ownership guidelines for our senior executives, as described in more detail below.

Overview of Executive Compensation Components

The Company’s executive compensation program consists of several compensation elements, as described in the table below.

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Base Salary	Core competence in the executive role relative to skills, experience and contributions to the Company	Provide fixed compensation based on competitive market practice

Annual Cash Incentive	Contributions toward the Company’s achievement of specified pre-tax profit goals
•   Provides focus on meeting annual goals that lead to our long-term success
•   Provides annual performance-based cash incentive compensation
•   Motivates achievement of critical annual performance metrics

Long-Term Incentives	Stock Appreciation Rights (SARs):

•   Sustained stock price appreciation, thereby aligning executives’ interests with those of shareholders

• Continued employment with the Company during a three-year vesting period
The combination of SARs and PRSUs provides a blended long-term focus on:

•   Sustained stock price performance

•   Achievement of pre-tax profitability targets

•   Executive ownership of our stock

•   Executive retention in a challenging business environment and competitive labor market

Performance Restricted Stock Units (PRSUs):

•   Sustained pre-tax profitability (determines the number of PRSUs that are earned)

•   Focus on our stock price performance

• Continued employment with the Company during a four-year vesting period (five years including the performance year)

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Retirement Benefits
•   Our executive officers are eligible to participate in employee benefit plans available to our eligible employees, including both tax-qualified and nonqualified retirement plans.

•   The Tax Deferred Savings Plan is a nonqualified voluntary deferral program that allows our executive officers to defer and invest a portion of their annual bonus.

•   The Supplemental Retirement Plan (SRP) is a nonqualified, noncontributory “restoration” program. The SRP applies only to persons whose annual earnings are expected to be equal to or greater than the IRS Code limitations, and is intended to make those employees “whole” on amounts the executive would have been entitled to receive under the regular pension plan had that plan not been limited by the IRS Code.
• The Tax Deferred Savings Plan provides a voluntary tax-deferred retirement savings vehicle for our executive officers. The Tax Deferred Savings Plan is described in more detail within the Executive Compensation section of this Proxy Statement.

• The SRP provides a tax-deferred retirement savings alternative for amounts exceeding IRS limitations on qualified programs, and makes total retirement benefits for our executive officers commensurate with those available to our other employees as a percentage of pay. The SRP is described in more detail within the Executive Compensation section of this Proxy Statement.

Welfare Benefits
•   Executives participate in employee benefit plans generally available to our employees, including medical, health, life insurance and disability plans.

•   Continuation of welfare benefits may occur as part of severance upon certain terminations of employment.
These benefits are part of our broad-based total compensation program.

Additional Benefits and Perquisites	• CEO only: Board-mandated requirement that the corporate aircraft be used for personal travel. • CEO only: Selected club memberships
The Board requires that our CEO use the corporate aircraft for personal travel to accommodate security, availability and efficiency concerns.

Club memberships facilitate the CEO’s role as a Company representative in the community.

The Company does not provide tax reimbursements with respect to any perquisites to executive officers.

Change in Control and Termination Benefits	We have change in control agreements with certain officers, including our named executive officers. The agreements provide severance benefits if an officer’s employment is terminated within two years after a change in control.	Change in control arrangements are designed to retain executives and provide continuity of management in the event of an actual or threatened change in control. See the Change in Control Arrangements as described in more detail within the Executive Compensation section of this Proxy Statement.

The use of these programs enables us to reinforce our pay for performance philosophy, as well as strengthen our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value and encourages executive recruitment and retention.

Determination of Appropriate Pay Levels

Pay Philosophy and Competitive Standing

In general, we seek to provide competitive pay by targeting at or under the 50th percentile relative to a peer group for total direct compensation opportunities, including salary, target annual bonus, and long-term incentives. To achieve the 50th percentile positioning for the annual cash compensation component, we provide somewhat conservative base salaries and higher-than-average target bonus opportunities, to focus less on fixed pay and more on performance-based opportunities.

With the assistance of the Committee’s compensation consultant, Hewitt Associates, we collected and analyzed competitive market data to be used as background for 2009 pay decisions. This data was referenced when targeting the 50th percentile positioning for annual cash compensation discussed above. Data sources included public company proxy statements, published compensation surveys from Mercer and Watson Wyatt, and a private total compensation database maintained by Hewitt Associates. We compared compensation opportunities for our named executive officers with pay opportunities available to executive officers in comparable positions at similar companies (our “Comparison Group”). During 2009 the Comparison Group included companies from three industry segments in which we compete: automotive parts, industrial parts and office products. The study group includes companies that make up the Dow Jones Auto Parts and Equipment Index (with respect to the automotive parts segment as the Company is a member of such industry group), Applied Industrial Technologies, Inc. and Kaman Corporation (with respect to the industrial parts segment), and United Stationers Inc. (with respect to the office products segment). Competitive data was adjusted based on the Company’s and/or relevant business unit’s revenue size using regression analysis. This adjustment allowed for more accurate comparisons to be made. Hewitt Associates also provided us with competitive pay information for a separate reference group of companies consisting of both local and industry competitors (either at the corporate or subsidiary level). While this information was helpful in assessing our competitive position among similar companies in the marketplace, we did not use this information to benchmark our targeted pay at the desired range relative to our peers.

During 2009, Hewitt Associates provided competitive data that allowed the Company and the Committee to make decisions regarding the setting of total compensation opportunities for each named executive.

2009 Base Salary

Our base salary levels reflect a combination of factors, including competitive pay levels relative to the peer groups discussed above, the executive’s experience and tenure, our overall annual budget for both merit increases and pre-tax profit, the executive’s individual performance and changes in responsibility. We review salary levels annually to recognize these factors. We do not target base salary at any particular percent of total compensation.

As noted above, our compensation philosophy targets base salaries that are somewhat below market for comparable positions. The base salaries of our named executive officers compared to competitive benchmarking reflect our conservative philosophy. No executives received a base salary increase for 2009; however, effective July 1, 2009, Mr. Donahue assumed the responsibilities of President of the U.S. Automotive Parts Group. As a result, the Compensation, Nominating and Governance Committee of the Board of Directors approved a 7.1% increase (on an annualized basis) in base salary for Mr. Donahue.

2009 Annual Incentive Plan

Our Annual Incentive Plan (the “Annual Incentive Plan”) provides our executive officers with an opportunity to earn annual cash bonuses based on our achievement of certain pre-established performance goals. As in setting base salaries, we consider a combination of factors in establishing the annual target bonus opportunities for our named executive officers. Budgeted pre-tax profit is the primary factor, as target bonus opportunities are adjusted annually when we set our pre-tax profit goals for the year. We do not target annual bonus opportunities at any particular percentage of total compensation.

As mentioned above, we set higher than average target bonus opportunities relative to our Comparison Group so that, when combined with conservative salary levels, the targeted annual cash compensation of our executive officers is near the 50th percentile relative to our Comparison Group based on competitive benchmarking by Hewitt Associates. Actual cash compensation levels may be above or below the 50th percentile to the extent actual performance exceeds or does not meet our annual performance goals.

We set the profit goals for 2009 bonus opportunities at levels that are intended to be challenging, yet achievable, and reflect better than average growth within our competitive industry. Once performance goals have been set and approved, the Compensation, Nominating and Governance Committee then sets a range of bonus opportunities for each named executive officer based on achievement of such goals. Target bonus opportunities for 2009 were set as a percentage of each named executive officer’s base salary, as follows: Mr. Gallagher, 119%; Mr. Nix, 84%; Mr. Susor, 56%; Mr. Donahue, 67% and Mr. Clayton 54%. These targets continue to reflect the Company’s philosophy of providing the opportunity to earn an increase over prior year actual total cash compensation if goals are achieved.

The performance goals set for each executive officer, along with any base salary increase that may be granted, allow the calculation of target bonus opportunities to occur. After the Company’s profit goals are determined, total cash compensation targets are set to establish a correlation with the Company’s profit and performance goals. The executive’s base salary is then compared to their target total cash compensation. The difference between base salary and target total cash compensation is typically established as the executive’s target bonus opportunity. This methodology directly reinforces the Company’s pay-for-performance philosophy. No base salary increases were granted in 2009 to any of the named executive offers except Mr. Donahue, as described above.

For Messrs. Gallagher, Nix and Clayton we set annual bonus opportunities for 2009 based on achievement of performance goals relating to pre-tax profits of the Company, which we believe has a strong correlation with shareholder value. The profit goals for the Company are determined by aggregating profit goals for the Company’s subsidiaries, which are each set based upon (i) prior year performance by store, branch, or distribution center; (ii) the overall economic outlook of the region served by a particular store, branch, or distribution center; and (iii) specific market conditions.

Actual bonus amounts for 2009 were determined based on relative achievement of the performance goals. Messrs. Gallagher, Nix, and Clayton were eligible to earn from 45% of their target bonus amount (if the Company achieved 75% of its pre-tax profits goal) to 150% of their target bonus amount (if the Company achieved 110% of its pre-tax profits goal). No bonus is earned if performance falls below 75% of the pre-tax profit goal. See the table below.

Pre-Tax Profit as a % of Profit Goal	% of Target Bonus

Below 75%	0%
75%	45%
100%	100%
110%	150%
Above 110%	150%

Straight-line interpolation is used between data points.

Mr. Donahue’s annual bonus opportunity for 2009 was based upon a minimum guarantee of $300,000 due to his promotion to President — U.S. Automotive Parts Group effective July 1, 2009. The bonus amount was determined by considering Mr. Donahue’s bonus opportunity in his previous position compared to the duties and responsibilities of his new position, along with appropriate pay alignment with other executives in the Company.

For Mr. Donahue, the performance range for our Automotive Parts Group (“APG”) profit versus quota was 75% to 110%. The performance range for the sum of the profits of Altrom, Rayloc, and Balkamp (“Automotive”) versus quota was 75% to 118%. Each of the two bonus opportunities was weighted 50%. For the Automotive portion of his bonus, he was eligible to earn no less than 45% of his target bonus amount (if the percent of pre-tax profit achieved was 75% or lower) to 150% of his target bonus amount (if 118% of pre-tax profit was achieved). For the APG portion of his bonus, he was eligible to earn no less than 45% of his target bonus amount (if the percent of pre-

tax profit achieved was 75% or lower) to 150% of his target bonus amount (if 110% of the Company pre-tax profit was achieved). See the table below. In recognition of Mr. Donahue’s new responsibilities as President, U.S. Automotive Parts Group, effective July 1, 2009, his total combined bonus for 2009 was approved by the Compensation, Nominating and Governance Committee to be no less than $300,000.

Pre-Tax Profit	% of Target		% of Target
(Automotive)	Bonus x 50%	Pre-Tax Profit (APG)	Bonus x 50%
as a %	(Pre-Tax	as a % of	(Pre-Tax
of Quota	Profit)	Quota	Profit)

At or Below 75%	45%	At or Below 75%	45%
100%	100%	100%	100%
118%	150%	110%	150%
Above 118%	150%	Above 110%	150%

Straight-line interpolation is used between data points.

Mr. Susor’s annual bonus opportunity for 2009 was based on our Automotive Parts Group’s goals relating to: (i) pre-tax profit; (ii) sales; (iii) inventory growth versus sales growth; (iv) accounts receivable growth versus sales growth; and (v) expense growth versus gross profit growth. The bonus opportunities were weighted as follows: pre-tax profit, 45%; sales, 25%; year-end inventory growth versus sales growth, 10%; year-end accounts receivable growth versus sales growth, 10%; and full-year expense growth versus gross profit growth, 10%.

For Mr. Susor, the performance range for APG profit versus quota was 75% to 110%, and for sales versus quota was 95% to 105%. The corresponding bonus opportunity as a percentage of target ranged from 45% to 150% for the profit performance measure, and from 15% to 150% for the sales performance measure — each depending on actual achievement level. No bonus is earned if performance falls below the minimum requirement for any performance measure. See the table below. Additionally, bonus opportunity was provided for attainment of inventory, accounts receivable, and expense control goals, with a goal of 1% improvement versus the prior year. Additional bonus opportunity is earned if the inventory, accounts receivable and expense control goal of 1% improvement is exceeded.

	% of Target
Pre-Tax Profit	Bonus x 45%	Sales as	% of Target
as a %	(Pre-Tax	a % of	Bonus x 25%
of Quota	Profit)	Quota	(Sales)

Below 75%	0%	Below 95%	0%
75%	45%	95%	15%
100%	100%	100%	100%
110%	150%	105%	150%
Above 110%	150%	105%	150%

Straight-line interpolation is used between data points for bonus calculations pertaining to pre-tax profit and sales.

The bonus formulas under the Annual Incentive Plan are applied strictly. The Committee did not, in 2009, exercise discretion to increase bonus payments for the named executive officers (although it could exercise discretion to reduce the actual bonus amounts).

For 2009, the Company’s pre-tax profit was below the target level set for executive officer incentive bonuses, resulting in bonus payments equal to 78% of the target bonus opportunity for Messrs. Gallagher, Nix, and Clayton. Mr. Donahue’s program resulted in a bonus payment equal to 106% of the target opportunity, and Mr. Susor’s program produced a bonus payment equal to 55% of target. Mr. Samuelson retired from the Company effective May 1, 2009 and did not receive an annual incentive plan or payment for 2009.

For additional information about the Annual Incentive Plan, please refer to the “Grants of Plan-Based Awards” table, which shows the threshold, target and maximum bonus amounts payable under the plan for 2009, and the Summary Compensation Table, which shows the actual amount of bonuses paid under the plan to our named executive officers for 2009.

2009 Long-Term Incentives

During 2009, the Compensation, Nominating and Governance Committee did not grant long-term equity-based incentive compensation due to the overall business climate, economic uncertainty and the expense associated with a grant.

Change in Control Arrangements

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, the Company has entered into change in control agreements with each of the named executive officers. Information regarding these agreements and the benefits they provide is included in the Post Termination Payments and Benefits section of this Proxy Statement.

The Compensation Committee evaluates the level of severance benefits to each such officer on a case-by-case basis, and in general, we consider these severance protections an important part of our executives’ compensation and consistent with competitive practices.

We believe that the potential occurrence of a change in control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our senior executive officers to remain employed with the Company during an important time when their prospects for continued employment are often uncertain, we provide our executive officers with severance benefits if the executive’s employment is terminated by the Company without cause or by the executive for “good reason” in connection with a change in control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

Factors Considered in Decisions to Materially Increase or Decrease Compensation

Market data, individual performance, retention needs and internal pay equity have been the primary factors considered in decisions to adjust compensation materially. We do not target any particular weight for base salary, annual bonus and long-term incentive as a percent of total direct compensation. We tend to follow market practice in allocating between the various forms of compensation, but with greater emphasis on performance-based incentive bonus opportunities. We use an approximate 60/40 mix with regard to SAR and PRSU grant value, to balance retention and performance.

Timing of Compensation

At the March 13, 2009 meeting of the Compensation, Nominating and Governance Committee, annual incentive plans were reviewed and approved. There were no adjustments made to base salaries and neither SARs nor PRSUs were granted.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for the named executive officers identified above and for other key executives designated by the Compensation, Nominating and Governance Committee. The ownership guidelines are reviewed at least annually by the Compensation, Nominating and Governance Committee, which also has the authority to evaluate whether exceptions should be made for any executive on whom the guidelines would impose a financial hardship. The current guidelines as determined by the Committee include: (i) CEO — ownership equal to seven times prior year’s salary; and (ii) other covered executives — ownership equal to one to three times prior year’s salary.

The covered executives have a period of five years in which to satisfy the guidelines, either from the date of adoption of the policy in November 2006, or the date of appointment to a qualifying position, whichever is later. Shares counted toward this requirement will be based on shares beneficially owned by such executive (as beneficial ownership is defined by the SEC’s rules and regulations) including PRSUs, but excluding unexercised options and measured against the average year-end stock price for the preceding three fiscal years. The guidelines also call for the covered executive to retain 50% of the net shares obtained through the exercise of options or when a restricted stock award vests for at least six months. The covered executives are encouraged to retain stock ownership per the guidelines for a period of six months following the date of retirement.

Impact of Accounting and Tax Treatments of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive.

With regard to Code Section 162(m), it is the Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. The Annual Incentive Plan has been approved by shareholders and is designed to qualify as “performance-based” to be fully deductible by the Company. The 2006 Long-Term Incentive Plan is approved by shareholders and permits the award of stock options, SARs and other performance-based equity awards that are fully deductible under Code Section 162(m).

Role of Executive Officers in Determining Compensation

Our Chairman, President and Chief Executive Officer, with input from our Senior Vice President — Human Resources, recommends to the Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior officer group (other than himself). Mr. Gallagher makes these recommendations to the Committee based on data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance. Mr. Gallagher is not involved with any aspect of determining his own compensation.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

2009 SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
						Non-
						Qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
			Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	Total ($)

Thomas C. Gallagher	2009	875,000	—	—	812,597	1,217,925	125,181	3,030,703
Chairman, President, and	2008	875,000	499,920	563,328	866,716	1,565,241	210,159	4,580,364
Chief Executive Officer	2007	835,000	491,600	818,633	1,332,340	1,568,728	163,189	5,209,490
Jerry W. Nix	2009	505,000	—	—	330,191	611,510	2,940	1,449,641
Vice Chairman and Chief	2008	505,000	232,463	259,131	338,889	750,075	2,760	2,088,318
Financial Officer	2007	480,000	228,594	377,831	517,055	848,979	2,700	2,455,159
Paul D. Donahue	2009	435,000	—	—	318,099	99,199	12,250	864,548
Executive Vice	2008	420,000	154,975	172,754	136,455	136,261	2,760	1,023,205
President and President —	2007	390,421	152,396	251,887	425,000	75,839	2,700	1,298,243
U.S. Automotive Parts Group
Robert J. Susor	2009	425,000	—	—	131,179	385,003	2,940	944,122
Executive Vice President	2008	425,000	154,975	172,754	150,101	641,254	2,760	1,546,844
	2007	405,000	152,396	251,887	378,558	599,191	2,700	1,789,732
Robert B. Clayton	2009	310,000	—	—	131,452	251,916	2,940	696,308
Senior Vice President — Human Resources
Larry R. Samuelson	2009	148,333	—	—	—	232,071	299,607	680,011
Former President —	2008	445,000	194,969	194,035	146,653	367,701	2,760	1,351,118
U.S. Automotive Parts Group(5)	2007	430,000	191,724	283,373	203,476	461,306	2,700	1,572,579

(1)	Represents the aggregate grant date fair value of the award determined in accordance with FASB ASC Topic 718. Grant date fair value for the PRSUs is based on the grant date fair value of the underlying shares and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures. Grant date fair value for SARs is based on the Black-Scholes option pricing model. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of the SARs are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

(2)	Reflects the value of cash incentive bonuses earned under our Annual Incentive Plan.

(3)	Reflects the increase during 2009 in actuarial present values of each executive officer’s accumulated benefits under our Pension Plan and our Supplemental Retirement Plan, and with respect to Mr. Gallagher, our Original Deferred Compensation Plan.

(4)	Amounts reflected in this column for 2009 include 401(k) matching contributions in the amount of $2,940 for each named executive officer with the exception of Mr. Donahue who received a matching contribution of $12,250. The amount shown for Mr. Samuelson includes eight months of severance pay as a result of his early retirement from the Company. The amount shown for Mr. Gallagher also includes his personal use of company aircraft ($114,214) and club membership dues ($8,027). The incremental cost to the Company of the personal use of company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The fixed costs that do not change based on usage, such as pilot salaries, the lease costs of the company aircraft, hangar expense for the home hangar, and general taxes and insurance are excluded from the incremental cost calculation. When Company aircraft is being used for mixed business and personal use, only the incremental cost of the personal use is included, such as on-board catering or other charges attributable to an extra passenger traveling for personal reasons on an aircraft being primarily used for a business trip. The Board of Directors mandates that the Company’s Chief Executive Officer use corporate aircraft for personal travel to accommodate security, availability and efficiency concerns. The Company does not provide tax reimbursements with respect to any perquisites to executive officers.

(5)	Mr. Samuelson retired from the Company effective May 1, 2009.

2009 GRANTS OF PLAN-BASED AWARDS

								All Other
								Option	Exercise	Grant
								Awards:	or	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number of	Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive Plan			Securities	Price of	Stock and
		Plan Awards(1)			Awards			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($)

Thomas C. Gallagher		468,450	1,041,000	1,561,500
Jerry W. Nix		190,350	423,000	634,500
Paul D. Donahue		300,000	300,000	450,000
Robert J. Susor		92,235	236,500	354,750
Robert B. Clayton		75,780	168,400	252,600
Larry R. Samuelson		—	—	—

(1)	Represents threshold, target and maximum payout levels under the Annual Incentive Plan for 2009 performance. The actual amount of incentive bonus earned by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the Annual Incentive Plan is included in the Compensation Discussion and Analysis section of this Proxy Statement.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
								Market
								Value of
	Number of	Number of				Number of		Shares or
	Securities	Securities				Shares or		Units of
	Underlying	Underlying				Units of		Stock That
	Unexercised	Unexercised		Option	Option	Stock That		Have Not
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Vested ($)
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		(7)
Thomas C. Gallagher	30,000	60,000	(1)	41.66	4/1/2018

	52,000	26,000	(2)	49.16	3/27/2017

						8,802	(5)	334,109

	78,000	—		44.20	3/27/2016

						11,221	(6)	425,944

	78,000	—		43.93	3/14/2015

	69,000	—		36.58	4/19/2014

	150,000	—		32.04	8/19/2012

	17,500	—		21.375	6/20/2010

Jerry W. Nix	13,800	27,600	(1)	41.66	4/1/2018

	24,000	12,000	(2)	49.16	3/27/2017

						4,093	(5)	155,355

	36,000	—		44.20	3/27/2016

						5,218	(6)	198,064

	24,000	—		43.93	3/14/2015

	24,000	—		36.58	4/19/2014

	42,750	—		32.04	8/19/2012

	7,191	4,671	(3)	21.4063	6/20/2010

Paul D. Donahue	9,200	18,400	(1)	41.66	4/1/2018

	16,000	8,000	(2)	49.16	3/27/2017

						2,728	(5)	103,556

	18,000	—		44.20	3/27/2016

						2,693	(6)	102,227

	18,000	—		43.93	3/14/2015

	18,000	—		36.58	4/19/2014

	15,000	—		32.05	10/1/2013

Robert J. Susor	9,200	18,400	(1)	41.66	4/1/2018

						1,170	(4)	44,406

	16,000	8,000	(2)	49.16	3/27/2017

						2,728	(5)	103,556

	24,000	—		44.20	3/27/2016

						3,478	(6)	132,043

	24,000	—		43.93	3/14/2015

	24,000	—		36.58	4/19/2014

	Option Awards					Stock Awards
								Market
								Value of
	Number of	Number of				Number of		Shares or
	Securities	Securities				Shares or		Units of
	Underlying	Underlying				Units of		Stock That
	Unexercised	Unexercised		Option	Option	Stock That		Have Not
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Vested ($)
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		(7)
	35,000	—		32.04	8/19/2012

	7,191	4,671	(3)	21.4063	6/20/2010

R. Bruce Clayton	3,450	6,900	(1)	41.66	4/1/2018

	6,000	3,000	(2)	49.16	3/27/2017

						1,232	(5)	46,755

	9,000	—		44.20	3/27/2016

						1,571	(6)	59,632

	9,000	—		43.93	3/14/2015

	9,000	—		36.58	4/19/2014

	14,470	—		32.04	8/19/2012

Larry R. Samuelson	10,333	10,333	(1)	41.66	4/1/2018

	18,000	9,000	(2)	49.16	3/27/2017

	30,000	—		44.20	3/27/2016

	30,000	—		43.93	3/14/2015

	—	4,678	(3)	21.375	6/20/2010

(1)	The SARs were granted on April 1, 2008 and vest in one-third increments on each of the first three anniversaries of the grant date.

(2)	The SARs were granted on March 27, 2007 and vest in one-third increments on each of the first three anniversaries of the grant date.

(3)	The stock options were granted on June 20, 2000. For Messrs. Nix and Susor, the options vest with respect to 4,671 shares on January 1, 2010. For Mr. Samuelson, the options vest with respect to 4,678 shares on January 1, 2010.

(4)	The PRSUs were granted on April 1, 2008 and vest on December 31, 2012, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. Amounts reflect additional PRSUs received through reinvestment of dividend equivalent rights.

(5)	The PRSUs were granted on March 27, 2007 and vest on December 31, 2011, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. Amounts reflect additional PRSUs received through reinvestment of dividend equivalent rights.

(6)	The PRSUs were granted on March 27, 2006 and vest on December 31, 2010, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. Amounts reflect additional PRSUs received through reinvestment of dividend equivalent rights.

(7)	Reflects the value as calculated based on the closing price of the Company’s Common Stock on December 31, 2009 of $37.96 per share.

2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on
	Exercise	on Exercise ($)	Exercise	Value Realized
Name	(#)	(1)	(#)	on Exercise ($) (2)

Thomas C. Gallagher	115,721	203,380	11,557	442,210
Jerry W. Nix	1,435	9,961	3,586	137,210
Paul D. Donahue	—	—	2,447	93,653
Robert J. Susor	20,000	42,024	3,586	137,210
R. Bruce Clayton	—	—	1,617	61,876
Larry R. Samuelson	9,068	131,156	4,511	172,620

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Value realized represents the fair market value of the shares on the vesting date.

2009 PENSION BENEFITS

		Number of	Present
		Years	Value of
		Credited	Accumulated	Payments During
Name	Plan Name	Service (#)	Benefit ($)	Last Fiscal Year ($)

Thomas C. Gallagher	Pension Plan	39.50	859,736	—
	Supplemental Retirement Plan	39.50	8,142,274	—
	Original Deferred Compensation Plan	31.00	350,970	—
Jerry W. Nix	Pension Plan	31.33	887,847	—
	Supplemental Retirement Plan	31.33	3,177,379	—
Paul D. Donahue	Pension Plan	5.83	119,235	—
	Supplemental Retirement Plan	6.83	381,618	—
Robert J. Susor	Pension Plan	41.67	1,020,928	—
	Supplemental Retirement Plan	41.67	2,651,858	—
R. Bruce Clayton	Pension Plan	13.75	610,605	—
	Supplemental Retirement Plan	13.75	795,011	—
Larry R. Samuelson	Pension Plan	35.25	879,318	—
	Supplemental Retirement Plan	35.25	2,431,338	—

The Pension Benefits table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the last fiscal year with respect to The Genuine Parts

Company Pension Plan (the “Pension Plan”), the Supplemental Retirement Plan (the “SRP”), and The Genuine Parts Company Original Deferred Compensation Plan (the “ODCP”).

The Pension Plan is a broad-based, tax-qualified defined benefit pension plan, which provides a benefit upon retirement to eligible employees of the Company. It was amended effective March 1, 2008 to provide that employees hired on or after that date are not eligible to participate in the plan, and there are no new entrants to the Pension Plan after December 31, 2009. In general, all employees hired before March 1, 2008 except leased employees, independent contractors, and certain collectively-bargained employees are eligible to participate. Benefits are based upon years of credited service and the average of the highest five years of earnings out of the last ten years. Earnings are generally based on total pay, but do not include amounts that have been deferred. The service amounts shown in the table above for the Pension Plan and the SRP represent actual years of service with the Company. No additional years of credited service have been granted to the named executive officers under the Pension Plan.

The Pension Plan was amended to freeze credited service as of December 31, 2008, while continuing to reflect future pay increases, for most plan participants (i.e., “a soft plan freeze”). Such participants began participating in a newly established company-sponsored 401(k) savings plan effective January 1, 2009. The soft plan freeze does not apply to service used for vesting purposes or to determine a participant’s eligibility for early retirement under the Pension Plan. Participants who satisfied a Rule of 70 criteria (age plus service equal to 70 or more) were given the option to remain under the old provisions. All named executive officers except Mr. Donahue satisfied the Rule of 70 criteria and elected to remain under the old provisions.

Several forms of benefit payments are available under the Pension Plan. The Pension Plan offers a life annuity option, 50%, 75%, and 100% joint and survivor options, and a 10-year certain and life annuity option. Minimum lump sum distributions of benefits are available if less than or equal to $5,000. The payout option must be elected by the participant before benefit payments begin. All options available under the Pension Plan are actuarially equivalent.

The benefit payable for normal or early retirement under the Pension Plan is the greater of two benefits. The first benefit is a percentage of the participant’s average earnings less 50% of his monthly Social Security benefit. The applicable percentage is based on years of credited service and increases by 0.5% per year of credited service from 40% at 15 years of service to 55% at 45 or more years of service. The second benefit is 30% of the participant’s average earnings. Only the second benefit is available to participants with less than 15 years of credited service. For such individuals, 30% of the participant’s average earnings is multiplied by a fraction with the numerator equal to credited service (not to exceed 180 months) and the denominator equal to 180.

The benefit described above begins at age 65; however, early retirement benefit payments are available under the Pension Plan to participants who retire after attaining age 55 and completing 15 years of service. Early retirement benefits are reduced 0.5% for each month by which benefit commencement precedes age 65. As of December 31, 2009, Messrs. Gallagher, Nix, Samuelson and Susor were eligible for early retirement benefits.

For Messrs. Clayton and Donahue, termination benefits are calculated in the same manner as normal retirement benefits, except that (a) the benefit is calculated based on projected credited service at normal retirement date and then (b) the benefit is reduced by multiplying it by a service fraction equal to the ratio of credited service at termination to projected credited service at normal retirement date. Projected credited service at normal retirement date is determined as if the participant had continued in employment until his or her normal retirement. Under the terms of the Pension Plan as amended effective December 31, 2008, Mr. Donahue does not satisfy Rule of 70 criteria and as a result, the numerator of his service fraction is frozen as of December 31, 2008, although projected credited service at normal retirement date continues to be determined as if he had earned credited service through his normal retirement date.

Participants are fully vested in benefits after seven years of service, with partial vesting after three years of service. The Pension Plan was amended effective December 31, 2008 to provide that only participants who satisfy Rule of 70 criteria and elect to remain under the old plan provisions may earn additional credited service while disabled. These participants may earn up to two years of additional credited service while disabled and receiving long term disability benefits from The Genuine Parts Company Long Term Disability Plan. A 50% survivor annuity is payable to a participant’s spouse upon death prior to retirement. A surviving spouse may waive the 50% survivor benefit and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan.

Effective January 1, 2009, in the event of a change in control a participant’s benefit accrued under the Pension Plan is fully vested and, if the participant terminates employment within five years following the change in control, the participant may elect to receive an immediate lump sum distribution of the accrued benefit.

The SRP is a nonqualified defined benefit pension plan which covers pay and benefits above the qualified limits in the Pension Plan. In addition, pension benefits that would have been earned under the Pension Plan had compensation not been deferred are provided by the SRP. Otherwise, the provisions of the SRP as in effect on December 31, 2008 (i.e., prior to the plan changes described below) are generally the same as those of the Pension Plan as in effect on that date, except benefits are payable only for retirement, disability, death or change in control. A participant who is eligible for early retirement and terminates employment due to a change in control will receive an immediate lump sum payment of any benefits due from the SRP as in effect on December 31, 2008.

The SRP was amended and restated effective January 1, 2009 to provide that no employees may commence participation in the plan on or after that date. The amended plan provides full vesting and an immediate lump sum payment of any benefits due under the SRP if a participant dies, and full vesting of benefits accrued under the SRP in the event the plan is terminated or the participant becomes disabled. Participants’ credited service in the SRP is not frozen as of December 31, 2008. Also, if a SRP participant’s credited service is frozen in the Pension Plan as amended effective December 31, 2008, an additional offset is applied to the benefits otherwise accrued under the SRP. This offset is determined based on the accumulated sum (with interest at 6.0% per year) of 3.8% of the participant’s Pension Plan earnings during each calendar year after December 31, 2008.

Benefits earned under the SRP are paid from Company assets, and are grossed-up for any FICA taxes due. Executives sign a joinder agreement to become participants in the SRP and select an optional form of benefit payment in the agreement. SRP participants may change their payment form elections at any time prior to benefit commencement.

Amounts reported above as the actuarial present value of accumulated benefits under the Pension Plan and the SRP are computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statement disclosures, and are assumed to be payable at age 65. The interest rate assumption at December 31, 2009 is 6.55% for the Pension Plan and 6.45% for the SRP. The mortality assumption for the Pension Plan is based on the RP 2000 Mortality Table, with a blue collar adjustment, and with mortality improvements projected to 2015 using Scale AA. The mortality assumption for the SRP is the same except that a white collar adjustment is applied. SRP benefits have been adjusted by 1.45% to account for estimated FICA tax gross-ups.

The ODCP is a nonqualified plan that provides an annuity benefit, funded partially by executive salary deferrals. Mr. Gallagher is the only named executive officer in this plan, and his annual salary deferrals total $9,441 for these benefits. The retirement benefit is derived by converting the account balance at the retirement date to an annuity, using insurance company annuity tables applicable to individuals of similar age and risk categories. The annuity is then doubled to arrive at the retirement benefit amount. The retirement benefit is payable as a 10-year certain and life annuity at age 65 for normal retirement, or at age 55 with 15 years of service for early retirement. Mr. Gallagher is currently eligible for early retirement benefits under the ODCP. There is a minimum benefit guarantee of $40,000 per year for normal retirement, and also a specified death and disability benefit of $3,333 per month. These benefits are payable from Company assets. The service amount shown in the table represents the period during which Mr. Gallagher has been making salary deferrals for benefits provided by the ODCP. Amounts reported as the actuarial present value of accumulated benefits under the ODCP are computed based on insurance company estimates of benefit amounts payable at age 65 (assuming no future salary deferrals) and the interest and mortality assumptions the Company uses for purposes of financial statement disclosures of the SRP referred to above.

2009 NONQUALIFIED DEFERRED COMPENSATION

				Aggregate
	Executive	Company	Aggregate	Withdrawals/	Aggregate
	Contributions in	Contributions	Earnings in	Distributions	Balance at Last
Name	Last FY ($)(1)	in Last FY ($)	Last FY ($)	($)	FYE ($)(2)

Thomas C. Gallagher	—	—	219,307	—	1,228,542
Jerry W. Nix	—	—	138,945	—	660,714
Paul D. Donahue	—	—	23,314	—	134,414
Robert J. Susor	30,020	—	127,617	—	638,952
R. Bruce Clayton	18,714	—	23,690	—	96,023
Larry R. Samuelson	—	—	—	—	—

(1)	Reflects deferrals under the Company’s Tax Deferred Savings Plan of incentive bonuses earned for 2008 and paid to the named executive officers in 2009. These amounts are not reported as 2009 compensation in the Summary Compensation Table.

(2)	Includes the following amounts of contributions to the Tax Deferred Savings Plan by the named executive officers that were previously reported as compensation to the named executive officers in the Company’s Summary Compensation Table for previous years: Mr. Gallagher, $200,000; Mr. Nix, $513,461; Mr. Donahue, $169,723; Mr. Susor, $180,087; Mr. Clayton, $18,714; Mr. Samuelson, $0.

The Genuine Parts Company Tax Deferred Savings Plan is a nonqualified deferred compensation plan pursuant to which the named executive officers may elect to defer up to 100% of their annual incentive bonus. Deferral elections are due by June 30 of each year, and are irrevocable. These deferral elections are for the bonus earned during that year, which would otherwise be payable in February of the following year. Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. Payment begins on the first day of the seventh month following the executive’s termination of service. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or installments of five (5), ten (10), or fifteen (15) years. Hardship withdrawals are available for unforeseeable emergency financial hardship situations. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). All accounts would be immediately distributed upon a change in control of the Company.

POST TERMINATION PAYMENTS AND BENEFITS

Benefits to Named Executive Officers in the Event of a Change in Control.  The Company does not have employment agreements with any of its executive officers. The Company has entered into change in control agreements with certain executive officers, including the named executive officers. These agreements provide severance payments and benefits to the executive if his employment is terminated within two years after a change in control of the Company, if the change in control occurs during the term of the agreement. The change in control agreements have a three year term with automatic annual extensions unless either party gives notice of non-renewal.

Under each of the change in control agreements, if the executive is terminated by the Company without cause or the executive resigns for good reason (as such terms are defined in the agreement), he will receive a pro rata bonus for the year of termination, plus a lump sum severance payment equal to a multiple (three in the case of Messrs. Gallagher, Nix and Susor, and two in the case of Messrs. Donahue and Clayton) of the executive’s then-current annual salary and the average of the annual bonuses he received in the three years prior to the year of termination. In addition, the Company will continue to provide the executive with group health coverage for a period of 24 months.

If the executive’s employment is terminated by the Company for cause or he resigns without good reason, the agreement will terminate without further obligation of the Company other than the payment of any accrued but unpaid salary or benefits. In the case of death, disability or retirement, the executive, or his estate, would be entitled to payment of any accrued but unpaid salary or benefits, plus a pro rata bonus for the year in which the termination occurred.

The change in control agreements provide for a gross-up of applicable excise tax imposed under Section 4999 of the Internal Revenue Code, provided that amounts determined to be parachute payments exceed 110% of the amount that could be paid without triggering the excise tax. If the parachute payments are less than that threshold amount, the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Summary of Termination Payments and Benefits.  The following tables summarize the value of the termination payments and benefits that our named executive officers (other than Mr. Samuleson) would receive if they had terminated employment on December 31, 2009 under the circumstances shown. The tables exclude (i) amounts accrued through December 31, 2009 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2009 and (ii) vested account balances under our Partnership Plan, which is a 401(k) plan that is generally available to all of our salaried employees.

As noted above, Mr. Samuelson retired from the Company effective May 1, 2009. In connection with his retirement, Mr. Samuelson may begin receiving Pension Plan benefits in the form of an annuity in the amount of $79,832 (with a 50% joint and survivor annuity option) and Supplemental Retirement Plan benefits in the form of an annuity in the amount of $188,457 (with a 100% joint and survivor annuity option).

Thomas C. Gallagher

				Termination
				by Company
				or Executive	Involuntary
				Other Than	Termination
				Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	—	6,132,717	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	—	—	—	—
Restricted Stock and PRSUs(3)	—	760,053	760,053	—	760,053
Retirement Benefits
Pension Plan(4)	78,096	39,048	95,316	78,096	78,096	(5)
Supplemental Retirement Plan(6)	634,894	4,739,098	634,894	634,894	11,154,423	(7)
Original Def Comp Plan(8)	37,035	40,000	40,000	37,035	543,286	(9)
Tax-Deferred Savings Plan(10)	1,228,542	1,228,542	1,228,542	1,228,542	1,228,542
Other Benefits
Health & Welfare Coverage	—	—	—	—	16,931	(11)

Total	1,978,567	6,806,741	2,758,805	1,978,567	19,914,048

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2009 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2009 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and, except for disability benefits, are assumed to be payable on January 1, 2010. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assume two extra years of credited service are earned while on disability, but not past age 65, and that the benefits are payable at age 65.

(5)	Mr. Gallagher may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Gallagher if he terminated December 31, 2009 following a change in control is $1,241,922.

(6)	Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 100% joint and survivor annuity option elected by Mr. Gallagher. The death benefit shown is payable as a lump sum to Mr. Gallagher’s surviving spouse in the event of his death. The lump sum death benefit is calculated as 50% of the present value of the single life annuity payable on January 1, 2010. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable on January 1, 2010. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 1.45% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $118,646.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $159,427.

(8)	Original Deferred Compensation Plan benefits are payable as a 10-year certain and life annuity.

(9)	Amount reflects a lump sum distribution of benefits as required under the plan in the event of termination following a change in control.

(10)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(11)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

Jerry W. Nix

				Termination
				by Company
				or Executive	Involuntary
				Other Than	Termination
				Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	—	2,880,812	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	—	—	—	77,322
Restricted Stock and PRSUs(3)	—	353,419	353,419	—	353,419
Retirement Benefits
Pension Plan(4)	80,465	40,233	86,316	80,465	80,465	(5)
Supplemental Retirement Plan(6)	267,909	1,790,597	267,909	267,909	4,160,804	(7)
Tax-Deferred Savings Plan(8)	660,714	660,714	660,714	660,714	660,714
Other Benefits
Health & Welfare	—	—	—	—	15,137	(9)
Estimated 280G Tax Gross-Ups	—	—	—	—	1,284,177	(10)

Total	1,009,088	2,844,963	1,368,358	1,009,088	9,512,850

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2009 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2009 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and, except for disability benefits, are assumed to be payable on January 1, 2010. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assume two extra years of credited service are earned while on disability, but not past age 65, and that the benefits are payable at age 65.

(5)	Mr. Nix may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Nix if he terminated December 31, 2009 following a change in control is $1,231,372.

(6)	Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 50% joint and survivor annuity option elected by Mr. Nix. The death benefit shown is payable as a lump sum to Mr. Nix’s surviving spouse in the event of his death. The lump sum death benefit is calculated as 50% of the resent value of the single life annuity payable on January 1, 2010. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable on January 1, 2010. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax grossups paid by the Company. The estimated FICA tax gross-up, based on 1.45% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $45,525.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $59,469.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(10)	The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

Paul D. Donahue

				Termination
				by Company
				or Executive	Involuntary
				Other Than	Termination
				Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	—	1,470,232	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	—	—	—	—
Restricted Stock and PRSUs(3)	—	205,783	205,783	—	205,783
Retirement Benefits
Pension Plan(4)	17,763	8,882	17,763	17,763	22,204	(5)
Supplemental Retirement Plan(6)	—	219,388	73,440	—	639,531	(7)
Tax-Deferred Savings Plan(8)	134,414	134,414	134,414	134,414	134,414
Other Benefits
Health & Welfare	—	—	—	—	22,771	(9)
Estimated 280G Tax Gross-Ups	—	—	—	—	779,578	(10)

Total	152,177	568,467	431,400	152,177	3,274,513

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2009 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2009 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable at age 65. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. All benefits except the change in control benefits reflect the application of Mr. Donahue’s partially vested percentage.

(5)	Mr. Donahue may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The Pension Plan also provides for 100% vesting upon a change in control. The lump sum payable to Mr. Donahue if he terminated December 31, 2009 following a change in control is $213,838.

(6)	The Supplemental Retirement Plan provides for 100% vesting upon death, disability or the occurrence of a change in control. No benefits are payable if termination occurs for other reasons prior to eligibility for early retirement (at least age 55 with at least 15 years of service). The death benefit shown is payable as a lump sum to Mr. Donahue’s surviving spouse in the event of his death. The lump sum death benefit is calculated as 50% of the present value of the single life annuity payable to Mr. Donahue at age 65. Disability benefits under the

Supplemental Retirement Plan are assumed to be equal to the benefit accrued under the plan as of December 31, 2009 and payable at age 65 under the elected single life annuity option.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $9,141.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(10)	The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

Robert J. Susor

				Termination
				by Company
				or Executive	Involuntary
				Other Than	Termination
				Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	—	2,175,438	(1)
Acceleration of Equity Awards Stock Options and SARs(2)	—	—	—	—	77,322
Restricted Stock and PRSUs(3)	—	280,005	280,005	—	280,005
Retirement Benefits
Pension Plan(4)	91,647	45,824	95,591	91,647	91,647	(5)
Supplemental Retirement Plan(6)	210,955	1,480,612	210,955	210,955	3,470,101	(7)
Tax-Deferred Savings Plan(8)	638,952	638,952	638,952	638,952	638,952
Other Benefits
Health & Welfare	—	—	—	—	16,931	(9)
Estimated 280G Tax Gross-Ups	—	—	—	—	963,972	(10)

Total	941,554	2,445,393	1,225,503	941,554	7,714,368

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2009 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2009 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and, except for disability benefits, are assumed to be payable on January 1, 2010. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assume two extra years of credited service are earned while on disability, but not past age 65, and that the benefits are payable at age 65.

(5)	Mr. Susor may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Susor if he terminated December 31, 2009 following a change in control is $1,403,982.

(6)	Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 75% joint and survivor annuity option elected by Mr. Susor. The death benefit shown is payable as a lump sum to Mr. Susor’s surviving spouse in the event of his death. The lump sum death benefit is calculated as 50% of the present value of the single life annuity payable on January 1, 2010. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable on January 1, 2010. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax grossups paid by the Company. The estimated FICA tax gross-up, based on 1.45% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $37,458.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $49,597.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(10)	The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

R. Bruce Clayton

				Termination
				by Company
				or Executive	Involuntary
				Other Than	Termination
				Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	—	960,426	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	—	—	—	—
Restricted Stock and PRSUs(3)	—	106,387	106,387	—	106,387
Retirement Benefits
Pension Plan(4)	60,592	30,296	67,934	60,592	60,592	(5)
Supplemental Retirement Plan(6)	—	438,523	69,717	—	1,045,171	(7)
Tax-Deferred Savings Plan(8)	96,023	96,023	96,023	96,023	96,023
Other Benefits
Health & Welfare	—	—	—	—	15,137	(9)

Total	156,615	671,229	340,061	156,615	2,283,736

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2009 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2009 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable at age 65. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assume two extra years of credited service are earned while on disability, but not past age 65, and that the benefits are payable at age 65.

(5)	Mr. Clayton may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Clayton if he terminated December 31, 2009 following a change in control is $858,497.

(6)	The Supplemental Retirement Plan provides for 100% vesting upon death, disability or the occurrence of a change in control. No benefits are payable if termination occurs for other reasons prior to eligibility for early retirement (at least age 55 with at least 15 years of service). The death benefit shown is payable as a lump sum to Mr. Clayton’s surviving spouse in the event of his death. The lump sum death benefit is calculated as 50% of the present value of the single life annuity payable to Mr. Clayton at age 65. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to the benefit accrued under the plan as of December 31, 2009 and payable at age 65 under the elected 75% joint and survivor annuity option.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $14,938.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Compensation, Nominating and Governance Committee of the Board of Directors of Genuine Parts Company oversees the compensation programs of Genuine Parts Company on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in this proxy statement, each of which has been filed with the SEC.

Members of the Compensation, Nominating and
Governance Committee:

J. Hicks Lanier (Chair)
John D. Johns
Michael M.E. Johns, M.D.
Gary W. Rollins

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation, Nominating and Governance Committee during all or a portion of 2009: J. Hicks Lanier, Richard W. Courts, II, John D. Johns, Michael M.E. Johns, M.D. and Gary W. Rollins. None of such persons was an officer or employee of the Company during 2009 or at any time in the past. During 2009, none of the members of the Compensation, Nominating and Governance Committee had any relationship with the Company requiring disclosure under applicable rules of the SEC. None of our executive officers served as a member of the Board of Directors or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation, Nominating and Governance Committee.

COMPENSATION OF DIRECTORS

2009 Director Compensation

		Fees
		Earned or	Stock	All Other
		Paid in	Awards	Compensation
NAME	Year	Cash ($)	($)	($)	Total ($)

Mary B. Bullock	2009	47,500	—		47,500
Jean Douville	2009	—	—	124,549 (1)	124,549
George C. Guynn	2009	47,500	—		47,500
John D. Johns	2009	45,000	—		45,000
Michael M. E. Johns, M.D.	2009	48,750	—		48,750
J. Hicks Lanier	2009	55,000	—		55,000
Wendy B. Needham	2009	50,000	—		50,000
Larry L. Prince	2009	46,250	—	41,213 (2)	87,463
Gary W. Rollins	2009	47,500	—		47,500

The aggregate number of RSUs and stock options held by each director as of December 31, 2009 was as follows:

Director	Number of RSUs	Number of Options

Mary B. Bullock	7,109	—
Jean Douville	—	—
George C. Guynn	3,613	—
John D. Johns	7,109	—
Michael M. E. Johns, M.D.	7,109	3,000
J. Hicks Lanier	7,109	3,000
Wendy B. Needham	7,109	—
Larry L. Prince	5,335	—
Gary W. Rollins	5,335	—

(1)	Mr. Douville is an employee of our wholly-owned subsidiary, UAP Inc., a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. For 2009, Mr. Douville received a base salary equal to $66,270, plus $58,279 in other benefits, including a car allowance, flexible spending account and other miscellaneous perquisites.

(2)	Represents the incremental cost to the Company of the following benefits and perquisites that were approved as post-retirement benefits for Mr. Prince in connection with his retirement as an executive officer of the Company on March 31, 2005: use of office space and executive assistant for non company business $31,303, medical and dental insurance coverage $8,950, club membership dues $960.

Compensation payable to the Company’s non-employee directors is evaluated and determined by the Company’s full Board of Directors. Non-employee directors of the Company are paid $8,750 per quarter in compensation for service as director, plus $1,250 per board and committee meeting attended, except that the Chair of the Audit Committee and the Compensation, Nominating and Governance Committee are paid $10,000 per quarter and $1,250 per board and committee meeting attended. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Directors’ Deferred Compensation Plan. In addition, non-employee directors may from time to time be granted restricted stock units pursuant to the provisions of the Genuine Parts Company 2006 Long Term Incentive Plan. No restricted stock units were granted to the Company’s non-employee directors in 2009.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter and in accordance with the (1) the Code of Conduct and Ethics for Employees, Officers, Contract and/or Temporary Workers and Directors of Genuine Parts Company and (2) the Genuine Parts Company Code of Conduct and Ethics for Senior Financial Officers, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal policy which requires the Company’s Compensation, Nominating and Governance Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors or executives had, has or will have a direct or indirect material interest. After its review the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines in good faith. The policy is attached as Appendix A to the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.genpt.com.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the current fiscal year ending December 31, 2010. The Audit Committee has also pre-approved the engagement of Ernst & Young LLP to provide federal, state and international tax return preparation, advisory and related services to the Company during 2010. Although ratification by the shareholders of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by law or by the Bylaws of the Company, the Audit Committee believes it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent auditors in auditing the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. If this selection is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its selection of independent auditors for the fiscal year ending December 31, 2010.

Ernst & Young LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2009. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

Audit Fees.  The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s consolidated financial statements for 2008 and 2009, the auditor’s report on the effectiveness of internal control over financial reporting as of December 31, 2008 and 2009 and for the reviews of the Company’s consolidated financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC during 2008 and 2009 were approximately $4.0 million and $3.6 million, respectively.

Audit Related Fees.  The aggregate fees billed by Ernst & Young LLP for 2008 and 2009 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees” were approximately $85,000 and $35,000, respectively. These services primarily related to the Company’s benefit plans and audit consultations.

Tax Fees.  The aggregate fees billed by Ernst & Young LLP for 2008 and 2009 for professional services rendered for tax compliance and tax advice for the Company were $2.4 million and $2.7 million, respectively.

All Other Fees.  No fees were billed by Ernst & Young LLP for professional services rendered during 2008 and 2009 other than as stated above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

Audit Committee Pre-Approval Policy

Under the Audit Committee’s Charter and its Pre-Approval Policy, the Audit Committee is required to approve in advance the terms of all audit services as well as all permissible audit related and non-audit services to be provided by the independent auditors. Unless a service to be provided by the independent auditors has received approval under the Pre-Approval Policy, it will require specific pre-approval by the Audit Committee. The Pre-Approval Policy is detailed as to the particular services to be provided, and the Audit Committee is to be informed about each service provided. Non-audit services may be approved by the Chair of the Committee and reported to the full Audit Committee at its next meeting but may not be approved by the Company’s management. The term of any pre-approval is twelve months unless the Audit Committee specifically provides for a different period.

The Audit Committee must approve the annual audit engagement terms and fees prior to the commencement of any audit work other than that necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates. The Audit Committee also must approve changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items, if any. In the event audit related or non-audit services that are pre-approved under the Pre-Approval Policy have an estimated cost in excess of certain dollar thresholds, these services require specific pre-approval by the Audit Committee or by the Chair of the Audit Committee.

In determining the approval of services by the independent auditors, the Audit Committee or its Chair evaluates each service to determine whether the performance of such service would (a) impair the auditor’s independence; (b) create a mutual or conflicting interest between the auditor and the Company; (c) place the auditor in the position of auditing its own work; (d) result in the auditor acting as management or an employee of the Company; or (e) place the auditor in a position of being an advocate for the Company.

All of the services described above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Audit Committee pursuant to legal requirements and the Audit Committee Charter and the Pre-Approval Policy.

Audit Committee Review

The Audit Committee has reviewed the services rendered by Ernst & Young LLP during 2009 and has determined that the services rendered are compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four directors who are independent directors as defined under the NYSE corporate governance listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2009 and reports of management and of the independent auditors on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and the independent auditors the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s 2009 Annual Report to Shareholders and its Annual Report on Form 10-K for the year ended December 31, 2009.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with the independent auditors the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter provided by the independent auditors to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with the auditor’s independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their integrated audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC. The Audit Committee and the Board of Directors have also approved the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.

Members of the Audit Committee

Wendy B. Needham (Chair)
Mary B. Bullock
George C. Guynn
Michael M.E. Johns, M.D.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 2009, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of approximately $9,000 and reimbursement of certain expenses. Officers and regular employees of the Company, at no additional compensation, may also assist in the solicitation. Solicitation may be by mail, telephone, Internet or personal contact.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC’s rules permit us, with your permission, to send a single set of proxy statements and annual reports to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the affected shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, or if you are currently receiving multiple copies and prefer to receive only a single copy in the future you can so request by calling us at (770) 953-1700 or by writing to us at any time at the following address: Investor Relations, Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in the Company, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and wish to receive only a single copy or if you wish to revoke your decision to household and thereby receive multiple statements and reports. These options are available to you at any time.

OTHER MATTERS

Management does not know of any matters to be brought before the Annual Meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the Annual Meeting, the persons designated as proxies will vote thereon as recommended by the Board of Directors or, if the Board of Directors makes no recommendation, in accordance with their best judgment.

Whether or not you expect to be present at the Annual Meeting in person, please vote, sign, date and return the enclosed proxy card promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States. If you prefer, you can vote by telephone or Internet voting by following the instructions on the enclosed proxy card.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

A shareholder proposal for business to be brought before the 2011 Annual Meeting of Shareholders (other than nominations of persons to serve as directors) will be acted upon only in the following circumstances:

•	Shareholder Proposals for Inclusion in Next Year’s Proxy Statement — To be considered for inclusion in next year’s proxy statement, shareholder proposals, submitted in accordance with the SEC’s Rule 14a-8, must be received at our principal executive officers no later than the close of business on October 29, 2010 and comply with all applicable SEC rules.

•	Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting of Shareholders — Any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8 but is instead sought to be presented directly at the 2011 Annual Meeting of Shareholders should be received at our principal executive offices no later than the close of business on January 12, 2011. Proposals should contain detailed information about the proposal and the shareholder proponent. SEC rules permit management to vote proxies in its discretion on such proposals in certain cases if the shareholder does not comply with this deadline, and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

All recommendations of persons for nomination to the Board of Directors of the Company must be received at out principal executive offices no later that the close of business on October 29, 2010 and must contain the information specified in and otherwise comply with our Corporate Governance Guidelines. See “Corporate Governance — Director Nominating Process.”

All shareholder proposals and recommendations of persons for nomination to the Board should be sent to Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339, Attention: Corporate Secretary.

C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 19, 2010. Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR the eleven listed nominees and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold 01 — Dr. Mary B. Bullock 02 — Jean Douville 03 — Thomas C. Gallagher 04 - George C. “Jack” Guynn 05 — John D. Johns 06 Michael M. E. Johns, MD 07 — J. Hicks Lanier 08 - Wendy B. Needham 09 — Jerry W. Nix 10 — Larry L. Prince 11 — Gary W. Rollins For Against Abstain 2. Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND U P X 0 2 4 4 6 7 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND <STOCK#> 0153IB

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Genuine Parts Company Proxy Solicited by Board of Directors of Genuine Parts Company for the Annual Meeting of Shareholders to be held April 19, 2010 The undersigned hereby appoints THOMAS C. GALLAGHER and JERRY W. NIX, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 19, 2010 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting. Your shares will be voted in accordance with your instructions. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSALS 1 AND 2. YOUR VOTE IS IMPORTANT Please vote, sign, date and return the proxy card promptly using the enclosed envelope. (Continued, and to be signed, on the reverse side)

NNNNNNNNNNNN NNNNNNNNN Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR the eleven listed nominees and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold 01 — Dr. Mary B. Bullock 02 — Jean Douville 03 — Thomas C. Gallagher + 04 — George C. “Jack” Guynn 05 — John D. Johns 06 Michael M. E. Johns, MD 07 — J. Hicks Lanier 08 — Wendy B. Needham 09 — Jerry W. Nix 10 — Larry L. Prince 11 - Gary W. Rollins For Against Abstain 2. Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 0 2 4 4 6 7 2 + <STOCK#> 0153JA

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Genuine Parts Company Proxy Solicited by Board of Directors of Genuine Parts Company for the Annual Meeting of Shareholders to be held April 19, 2010 The undersigned hereby appoints THOMAS C. GALLAGHER and JERRY W. NIX, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 19, 2010 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting. Your shares will be voted in accordance with your instructions. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSALS 1 AND 2. YOUR VOTE IS IMPORTANT Please vote, sign, date and return the proxy card promptly using the enclosed envelope. (Continued, and to be signed, on the reverse side)